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                                                                   Exhibit 4.1.1



                      AMENDED CERTIFICATE OF INCORPORATION



        1. The name of the Corporation is:

                           Nextel Communications, Inc.

        2. The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

        3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. The total authorized number of shares of all classes of capital stock which the Corporation has authority to issue is 2,180,000,000 shares divided into three classes as follows:

               2,060,000,000 shares of Class A Common Stock of the par value of $0.001 per share;

               100,000,000 shares of Class B Non-Voting Common Stock of the par value of $0.001 per share; and

               20,000,000 shares of Preferred Stock of the par value of $0.01 per share.

COMMON STOCK

        1. Rights Generally. Except as provided herein, all shares of Class A Common Stock ("Voting Common") and Class B Non-Voting Common Stock ("Non-Voting Common") (together, "Common Stock") will be identical and entitle the holders thereof to the same rights and privileges.

        2. Dividends. Whenever dividends upon Preferred Stock at the time outstanding, to the extent of any preference to which such stock is entitled, shall have been paid in full, or declared and set apart for payment, for all past dividend periods, and after the provisions for any sinking or purchase fund or funds for any series of Preferred Stock shall have been complied with, the Board of Directors may declare and pay dividends on Common Stock, payable in cash, or otherwise, and the holders of shares of Preferred Stock shall not be entitled to share therein, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, provided that, if dividends are declared on the Common Stock which are payable in shares of Common Stock, dividends will be declared which are payable at the same rate on both classes of Common Stock, dividends payable in shares of Voting Common will be payable to holders of


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Voting Common and dividends payable in shares of Non-Voting Common will be payable to holders of Non-Voting Common.

        3. Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation or upon the distribution of the assets of the Corporation, all assets and funds of the Corporation remaining, after the payment to the holders of Preferred Stock of the full preferential amounts to which they shall be entitled pursuant to the resolution or resolutions creating any series thereof, shall be divided and distributed among the holders of the Common Stock ratably, except as may otherwise be provided in any such resolution or resolutions.

        4. Voting. Except as otherwise required by law, the holders of Voting Common will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and the holders of Non-Voting Common will have no right to vote on any matters to be voted on by the stockholders of the Corporation; provided that the holders of Non-Voting Common shall have the right to vote, as a separate class (with each share having one vote) on any merger, consolidation, reorganization or reclassification of the Corporation or its shares of capital stock, any amendment to this Certificate of Incorporation or any liquidation, dissolution or winding up of the Corporation (each such event being a "Fundamental Change") in which shares of Non-Voting Common would be treated differently than shares of Voting Common (other than a Fundamental Change in which the only difference in such treatment is that the holders of Voting Common would be entitled to receive equity securities with full voting rights and the holders of the Non-Voting Common would be entitled to receive equity securities which have voting rights substantially identical to the voting rights of Non-Voting Common and are convertible upon any Voting Conversion Event (as defined in Section 5(b), with respect to holders of Non-Voting Common other than Motorola, Inc., a Delaware corporation or any affiliate thereof (collectively "Motorola"), or a Motorola Conversion Event (as defined in Section 5(c), with respect to Motorola, on a share for share basis, into the voting securities to which the holders of the Voting Common are entitled, but which are otherwise identical to such voting securities).

        5. Conversion

       (a) Upon the occurrence (or, with respect to clause (i) of this Section 5(a), the expected occurrence) of (i) any Voting Conversion Event, with respect to holders of Non-Voting Common other than Motorola, or any distribution, or sale by Motorola described in Section 5(c)(i) hereof (a "Motorola Transfer"), each share of Non-Voting Common which is being or has been distributed, disposed of or sold (or is expected to be distributed, disposed of or sold (or is expected to be distributed, disposed of or sold) in connection with such Voting Conversion Event or such Motorola Transfer shall be convertible at the option of the holder thereof into one fully paid and non-assessable share of Voting Common; or
              (ii) any Motorola Conversion Event described in Section 5(c)(ii) hereof, any or all of the shares of Non-Voting Common held by Motorola shall be convertible at its option into one fully paid and nonassessable share of Voting Common.

       (b)    "Voting Conversion Event" shall mean:

              (i) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933


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                     and a public sale pursuant to Rule 144 of the Securities
                     and Exchange Commission or any similar rule then in force);

              (ii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the Securities Exchange Act of 1934 (the "1934 Act")) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the Corporation's Board of Directors or a committee thereof);

              (iii) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common being converted and disposed of in connection with such Voting Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors;

              (iv) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation; and

              (v) any distribution, disposition or sale of any securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) in connection with a merger, consolidation or similar transaction if, after such transaction, such person or group of persons will own or control securities which constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the Corporation's Board of Directors or a committee thereof);

       (c)    "Motorola Conversion Event" shall mean:

              (i) Any distribution, disposition or sale of shares of Non-Voting Common by Motorola not prohibited under Section
                     7.14 of the Agreement and Plan of Contribution and Merger, dated August 4, 1994 by and among the Corporation, Nextel, Motorola and ESMR Sub, Inc., a Delaware corporation (the "Motorola Agreement");

              (ii) the existence of circumstances which, in Motorola's judgment, constitute or are likely to cause or result in a material adverse development with respect to the business, properties, operations or financial condition of the Corporation and its subsidiaries and which otherwise cause conversion of the shares of Non-Voting Common held by Motorola into shares of Voting Common to be reasonably necessary to protect Motorola's interests as a stockholder of the Corporation.


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                     provided that, for purposes of Sections 5(b) and 5(c),
                     "person" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization and provided, further that, the occurrence of any Motorola Conversion Event shall be determined by Motorola, in its sole judgment by notice to the Corporation which notice shall be binding upon the Corporation;

       (d) Subject to Section 5(a), (i) a holder, other than Motorola, of Non-Voting Common will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Voting Conversion Event and Motorola will be entitled to convert shares of Non-Voting Common into shares of Voting Common in connection with any Motorola Transfer, if such holder reasonably believes that such Voting Conversion Event or Motorola Transfer Event, as the case may be, will be consummated and a written request for conversion from any holder of Non-Voting Common to the Corporation stating such holder's reasonable belief that a Voting Conversion Event or Motorola Transfer, as the case may be, shall occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to distribute, dispose of or sell such shares of Voting Common in connection with such Voting Conversion Event or Motorola Transfer, as the case may be; provided that the Corporation will not cancel the shares of Non-Voting Common so converted before the tenth day following such Voting Conversion Event or Motorola Transfer and will reserve such shares until such tenth day for reissuance in compliance with the following proviso; and provided further that, if any shares of Non-Voting Common are converted into shares of Voting Common in connection with a Voting Conversion Event or a Motorola Transfer and any such shares of Voting Common are not actually distributed, disposed of or sold pursuant to such Voting Conversion Event or Motorola Transfer, such shares of Voting Common which were not so distributed, disposed of or sold shall be promptly converted back into the same number of shares of Non-Voting Common; and (ii) Motorola, at its election, will be entitled to convert any or all of its shares of Non-Voting Common into shares of Voting Common upon the occurrence of any Motorola Conversion Event described in Section 5(c)(ii) hereof.

       (e) Each conversion of shares of Non-Voting Common into shares of Voting Common will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares of Non-Voting Common stating that such holder desires to convert the shares, or a stated number of the shares, of Non-Voting Common represented by such certificate or certificates into shares of Voting Common. Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for such Voting Common are to be issued. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted shares of Non-Voting Common as such holder will cease and the person or persons in whose name or names the certificate or



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              certificates for such shares of Voting Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Voting Common represented thereby.

       (f) Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions each of the following:

              (i) the certificate or certificates representing the shares of Voting Common issuable upon such conversion; and

              (ii) a certificate representing any shares of Non-Voting Common which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted into shares of Voting Common.

       (g) The issuance of certificates representing shares of Voting Common received upon conversion of shares of Non-Voting Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Voting Common.

       (h) The Corporation will not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Non-Voting Common.

        6. Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

        7. Reservation of Shares. The Corporation shall at all times reserve from its authorized Voting Common a sufficient number of shares to provide for conversion of all Non-Voting Common from time to time outstanding. If the Voting Common issuable upon conversion of the Non-Voting Common is listed on any national securities exchange or automated quotation system of NASD, the Corporation will cause within 60 days of any such conversion to be listed on such exchange or automated quotation system, subject to official notice of issuance upon such conversion.

PREFERRED STOCK

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:



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       (a)    the distinctive designation of, and the number of shares
              comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

       (b) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

       (c) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and conditions of such redemption;

       (d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

       (e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

       (f) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

       (g) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

       (h) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

        5. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot.

        6. Each person who is or was or had agreed to become a Director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as now or



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hereafter in effect. Without limiting the generality or effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. No amendment to or repeal of this Article 6 shall apply to or have any effect on the right to indemnity permitted or authorized hereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

        7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

        8. Subject to any rights granted to the holders of any class or series of stock having preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation, the directors shall be divided into three classes, as nearly equal in number as possible. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation in 1992, another class shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1993, and another class shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation in 1994, with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successor of any director in a class of directors whose term expires at that meeting shall be elected by plurality vote of all votes entitled to be cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        9. Subject to any rights granted to the holders of any class or series of stock having a preference over the Voting Common and Non-Voting Common as to dividends or upon liquidation to elect additional directors under specified circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.



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